UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 13, 2016

RICH CIGARS, INC.

(Exact name of Registrant as specified in its charter)

Florida	333-199452	46-3289369
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5100 SW 103rd Street, Ocala, FL 34476

(Address of Principal Executive Offices)

305-998-1973

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 13, 2016, pursuant to Florida Statute 607.10025, the Board of Directors of Rich Cigars, Inc. (the "Company") approved an amendment to the Company's Articles of Incorporation in order to effectuate a 5-for-1 forward split of the Company's common stock. Effective October 5, 2016, the Company will have 1,000,000,000 authorized shares of common stock and the common stock outstanding as of October 5, 2016 will be approximately 2,480,480, with the additional shares being distributed to the shareholders pro rata. Immediately after the stock split, each shareholder's percentage ownership interest in the Company and proportional voting power will remain unchanged. The rights and privileges of the holders of shares of common stock will be unaffected by the stock split.

Reason. The Company is currently seeking approval from the Financial Industry Regulatory Authority ("FINRA") to be listed on the OTCQB. In order to increase the public float, the Board of Directors approved of the increase in authorized shares.

Authority. Shareholder approval of the split is not required under Florida law, as the rights or preferences of the Company's shareholders are not adversely affected and the percentage of authorized shares remaining unissued after the share division will remain unchanged, and additionally, the Company has fewer than 35 shareholders as of September 13, 2016.

State Filing. On September 15, 2016, the Company filed an amendment to the Articles of Incorporation with the Florida Department of State with an effective date of October 5, 2016. The text of the amendment is attached hereto as Exhibit 3(i).2.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601of Regulation S-K.

Exhibit No.	Description
3(i).2	Amendment to Articles of Incorporation of Rich Cigars, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rich Cigars, Inc.

By:

/s/ Richard Davis

____________________________________

Richard Davis

Title: CEO

Date: September 16, 2016